Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-220618 and 333-220618-01

Spirit Realty, L.P.

$300,000,000 3.200% Senior Notes due 2027 (the “2027 Notes”)

$500,000,000 3.400% Senior Notes due 2030 (the “2030 Notes” and, together with the 2027 Notes, the “Notes”)

Fully and unconditionally guaranteed by Spirit Realty Capital, Inc.

September 9, 2019

Term Sheet

Issuer:	Spirit Realty, L.P.

Guarantor:	Spirit Realty Capital, Inc.

Securities:	3.200% Senior Notes due 2027 3.400% Senior Notes due 2030

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa3 (Stable) / BBB (Stable) / BBB (Stable)

Aggregate Principal Amount:	2027 Notes: $300,000,000 2030 Notes: $500,000,000

Stated Maturity Date:	2027 Notes: January 15, 2027 2030 Notes: January 15, 2030

Issue Price:	2027 Notes: 99.906% of the principal amount 2030 Notes: 99.770% of the principal amount

Coupon (Interest Rate):	2027 Notes: 3.200% per annum 2030 Notes: 3.400% per annum

Yield to Maturity:	2027 Notes: 3.215% 2030 Notes: 3.427%

Benchmark Treasury:	2027 Notes: UST 1.375% due August 31, 2026 2030 Notes: UST 1.625% due August 15, 2029

Benchmark Treasury Price and Yield:	2027 Notes: 98-24 / 1.565% 2030 Notes: 99-31+ / 1.627%

Spread to Benchmark Treasury Yield:	2027 Notes: +165 basis points 2030 Notes: +180 basis points

Interest Payment Dates:	January 15 and July 15 of each year, beginning on January 15, 2020

Optional Redemption:

2027 Notes

•   Prior to November 15, 2026 (two months prior to the Stated Maturity Date of the Notes), “make-whole” call at T+25 basis points (calculated as though the actual Stated Maturity Date of the Notes was November 15, 2026)

•   On or after November 15, 2026 (two months prior to the Stated Maturity Date of the Notes), par call

2030 Notes

•   Prior to October 15, 2029 (three months prior to the Stated Maturity Date of the Notes), “make-whole” call at T+30 basis points (calculated as though the actual Stated Maturity Date of the Notes was October 15, 2029)

•   On or after October 15, 2029 (three months prior to the Stated Maturity Date of the Notes), par call

CUSIP / ISIN:	2027 Notes: 84861T AE8 / US84861TAE82 2030 Notes: 84861T AF5 / US84861TAF57

Trade Date:	September 9, 2019

Settlement Date:	September 16, 2019 (T+5); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Joint Book-Running Managers:

J.P. Morgan Securities LLC

BofA Securities, Inc.
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
Capital One Securities, Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
Stifel, Nicolaus & Company, Incorporated

Senior Co-Managers	Fifth Third Securities, Inc. Mizuho Securities USA LLC Regions Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Manager	Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, by calling BofA Securities, Inc. toll-free at (800) 294-1322, by calling RBC Capital Markets, LLC toll-free at (866) 375-6829 or by calling SunTrust Robinson Humphrey, Inc. toll-free at (800) 685-4786. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.